Exhibit (l)(2)

CONSENT OF THOMPSON HINE, LLP

April 5, 2016

We hereby consent to all references to our firm in connection with the filing of a new Form N-2 for purposes of the Securities Act of 1933 and Amendment No. 14 to the Investment Company Act of 1940 Registration Statement, File No. 811-22461 (the "Registration Statement") of Morgan Creek Global Equity Long/Short Institutional Fund (the “Trust”).  With respect  to reference to our firm under the caption “Accountants and Legal Counsel” in the Prospectus comprising a part of the Registration Statement, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Thompson Hine LLP
Thompson Hine LLP